EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-146349 and 333-153273 on Form S-8 and 333-159012 on Form S-3 of our reports dated February 28, 2012, relating to the consolidated financial statements and financial statement schedule of Cinemark Holdings, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of FASB Accounting Standards Update No. 2011-05, “Presentation of Comprehensive Income”), and the effectiveness of Cinemark Holdings, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Cinemark Holdings, Inc. for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Dallas, Texas
February 28, 2012